Exhibit 99.1
For Immediate Release

CONTACTS:
Tony Rossi	Julia Francis
Financial Relations Board	Mobility Electronics, Inc
310-407-6563	480-596-0061, ext. 386
trossi@financialrelationsboard.com	jfrancis@mobl.com
MOBILITY ELECTRONICS REACHES SETTLEMENT AGREEMENT
WITH FORMOSA ELECTRONICS
SCOTTSDALE, Ariz., August 15, 2006 — Mobility Electronics, Inc. (Nasdaq/NMS: MOBE), a leading provider of innovative portable computing solutions for the mobile electronics device user, today announced it has reached a settlement with Formosa Electronic Industries, Inc., a leading manufacturer and developer of power adapters, regarding the matters in controversy in the litigation styled Mobility Electronics, Inc. v. Formosa Electronic Industries, Inc., Case No. 504-CV-103-DF. Pursuant to the confidential settlement agreement, Formosa has agreed that it will no longer distribute the products at issue in the lawsuit in the United States and Europe unless it is done exclusively through Mobility. Pursuant to a separate new confidential business arrangement, Mobility will distribute such products exclusively through Blackstone International, Inc. in the United States and Europe. In connection with this settlement the parties have dismissed the lawsuit.
About Mobility Electronics, Inc.
Mobility Electronics, Inc., based in Scottsdale, Arizona, is a developer of universal power adapters for high-power (e.g., portable computers) and low-power (e.g., mobile phones, PDAs, digital cameras, etc.) mobile electronic devices, and is also the creator of the patented intelligent tip technology. Mobility Electronics’ iGo® brand offers a full line of AC, DC and combination AC/DC power adapters for high- and low-power mobile electronic devices. All of these adapters leverage the Company’s tip technology, which enables one power adapter to power/charge hundreds of brands and thousands of models of mobile electronic devices through the use of interchangeable tips.
The Company also offers hardware products for handheld devices; expansion and docking products for servers, desktop and portable computers; and other accessories for the mobile electronic device market.

Mobility Electronics, Inc.

Mobility Electronics’ products are available at www.igo.com as well as through leading resellers, retailers and OEM partners. For additional information call 480-596-0061, or visit www.mobilityelectronics.com.
Mobility Electronics and iGo are registered trademarks of Mobility Electronics, Inc. All other trademarks or registered trademarks are the property of their respective owners.
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and beliefs and are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. In particular, factors that could cause actual results to differ materially from those in the forward-looking statements include the ability to expand and protect the Company’s intellectual property; the successful resolution of unanticipated and pending litigation matters; the loss of, and failure to replace, any significant customers; the timing and success of new product introductions; the development and introduction of new products by the Company and its competitors; the performance of suppliers and subcontractors; industry and general economic or business conditions; and other factors detailed in the Company’s filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date made and are not guarantees of future performance. The Company undertakes no obligation to publicly update or revise any forward-looking statements.
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